Exhibit A-1

BY-LAWS OF THE ASIAN INFRASTRUCTURE INVESTMENT BANK

(Adopted January 16, 2016 and amended December 19, 2017 by the Board of Governors)

These By-Laws are adopted under the authority of, and are intended to be complementary to, the Articles of Agreement of the Asian Infrastructure Investment Bank (hereinafter referred to as the “Articles of Agreement”); and they shall be construed accordingly.

In the event of a conflict between the provisions of these By-Laws and the provisions of the Articles of Agreement, the provisions of the Articles of Agreement shall prevail. In the event of a conflict between these By-Laws and any rules and regulations adopted pursuant to the Articles of Agreement, the By-Laws shall prevail.

The Board of Governors may amend these By-Laws at any of its meetings or by taking a vote without a meeting, in accordance with the provisions of the Rules of Procedure of the Board of Governors.

References to a specific gender shall be equally applicable to any gender.

Part A. General

Section 1. Principal Office and Other Offices of the Bank

(a)	The Principal Office of the Bank shall be located in Beijing.

(b)

The Board of Directors may authorize the establishment of agencies or offices of the Bank at any place in the territories of any member, whenever it is necessary to do so in order to facilitate the efficient conduct of the business of the Bank.

Section 2. Rules of Procedure

(a)

Subject to the provisions of the Articles of Agreement and these By-Laws, all matters before the Board of Governors shall be governed by the Rules of Procedure of the Board of Governors, adopted by the Board of Governors. Said Rules of Procedure shall provide, inter alia, for annual, special and electronic meetings and for voting without meeting, as provided in Article 24 of the Articles of Agreement.

(b)

Subject to the provisions of the Articles of Agreement and these By-Laws, all matters before the Board of Directors shall be governed by the Rules of Procedure of the Board of Directors, adopted by the Board of Directors. Said Rules of Procedure shall provide, inter alia, for regular meetings of the Board of Directors at least quarterly, for special and electronic meetings, and for voting without meeting, as provided in Article 27 of the Articles of Agreement.

(c)

Whenever the Board of Directors is to consider a matter particularly affecting a member which has no Director or Alternate of its own nationality, or a request submitted by such a member, the member shall be promptly informed by rapid means of communication of the date set for its consideration and shall have the right to send a representative to the meeting. No final action shall be taken by the Board of Directors, nor any question affecting the member submitted to the Board of Governors, until the member has been offered a reasonable opportunity to present its views orally and in writing and to be heard at a meeting of the Board of Directors of which the member has had reasonable notice. Any member may waive any of its rights under this paragraph. The Rules of Procedure of the Board of Directors shall make provision for such special representation of members.

Section 3. Annual Meetings

(a)

The Board of Governors shall hold an annual meeting as provided in Article 24 of the Articles of Agreement in accordance with the Rules of Procedure of the Board of Governors. Such annual meetings shall be held at the principal office of the Bank or at other locations, as determined by the Board of Governors.

(b)

At each annual meeting of the Board of Governors, the Board of Directors shall submit an annual report on the operations and policies of the Bank, including a separate report on the activities of any trust funds or any Special Funds of the Bank, established in accordance with Articles 16 or 17 of the Articles of Agreement, respectively.

Section 4. Membership

(a)

Applications for membership in the Bank in accordance with Article 3 of the Articles of Agreement shall be considered by the Board of Governors when submitted by the Board of Directors with a recommendation that the applicant be admitted to membership along with the proposed number of shares of capital stock to be subscribed and such other conditions as, in the opinion of the Board of Directors, the Board of Governors may wish to prescribe.

(b)

Before any member is suspended from membership of the Bank, the matter shall be considered by the Board of Directors, inter alia after a proposal by the President. The President shall inform the member sufficiently in advance of the complaint against it, and shall give the member reasonable time to explain its case orally and in writing to the Board of Directors. The Board of Directors shall recommend to the Board of Governors whatever action it considers appropriate. The member shall be notified of the recommendation and of the date on which the matter is to be considered by the Board of Governors, and it shall be given reasonable time in which to present its case orally and in writing before the Board of Governors. Any member may waive any of its rights under this paragraph.

Section 5. Financial Matters

(a)

The financial year of the Bank shall begin on January 1 and end on December 31 of each year. For the year in which the Bank commences operations in accordance with paragraph 2 (iii) of Article 60 of the Articles of Agreement, the financial year shall begin on the date the Bank commences operations and shall end on December 31 of the same year.

(b)

The accounts of the Bank shall be prepared in accordance with generally accepted accounting principles and, at least once a year, audited in accordance with generally accepted auditing standards by independent external auditors of international reputation chosen by the Board of Directors on the basis of a proposal by the President. On the basis of this audit, the Board of Directors shall submit promptly to the Board of Governors for approval a statement of accounts, including a general balance sheet and a statement of profit and loss. A separate audited financial statement shall be submitted for the operations of any trust fund and any Special Fund.

(c)

The President shall prepare an annual administrative budget to be presented to the Board of Directors for approval. The budget, as approved, shall be presented promptly to the Board of Governors for information.

Section 6. Delegation of Powers

The Board of Directors is authorized by the Board of Governors to exercise all the powers of the Bank, with the exception of those expressly reserved to the Board of Governors by paragraph 2 of Article 23 and other provisions of the Articles of Agreement, and subject to these By-Laws. The Board of Directors is hereby authorized to adopt rules and regulations in accordance with paragraph 4 of Article 24. The Board of Directors shall not take any action pursuant to powers delegated by the Board of Governors which is inconsistent with any action taken by the Board of Governors.

Section 7. Waiver of Immunities

(a)

The Board of Directors may waive to such extent and upon such conditions as it may determine any of the immunities, privileges and exemptions conferred under the Articles of Agreement in cases where such action would, in its opinion, be appropriate in the best interests of the Bank.

(b)

The President shall have the right and duty to waive any immunity, privilege or exemption in respect of any Officer or Employee of the Bank or any expert or consultant performing services for the Bank, other than the President or a Vice President, where, in his opinion, the immunity, privilege or exemption would impede the course of justice and can be waived without prejudice to the interests of the Bank.

(c)

In similar circumstances and under the same conditions, the Board of Directors shall have the right and duty to waive any immunity, privilege or exemption in respect of the President and each Vice President.

Section 8. Codes of Conduct

The Board of Governors shall adopt, and may from time to time revise: (i) a Code of Conduct for Board Officials which shall be binding on all Directors and Alternate Directors; and (ii) a Code of Conduct for Bank Personnel which shall be binding on the President and Vice President(s), and officers and staff of the Bank. These Codes shall, inter alia, address ethical standards and conflicts of interest.

Part B. Terms of Service

Section 9. Governors

Governors and their Alternates shall serve as such without remuneration from the Bank, but the Bank may pay them reasonable expenses in attending meetings of the Board of Governors.

Section 10. Directors

(a)

Each Director and Alternate Director shall devote to the activities of the Bank such time and attention as the interests of the Bank may require. They shall attend physical and electronic meetings of the Board of Directors, held as often as the business of the Bank may require, periodically throughout the year. Regular meetings of the Board of Directors shall be held at least quarterly.

(b)

A Director who casts votes of five (5) or more members may appoint two Alternate Directors. In doing so, the Director shall designate: (i) the Alternate Director who shall act for him when he is not present and both Alternate Directors are present; and (ii) the Alternate Director who shall exercise his power pursuant to paragraph 5(c) of Article 25 of the Articles of Agreement.

(c)	In the event that a Director is unable to attend to the business of the Bank, the designated Alternate Director shall act for him.

(d)

When neither the Director nor his Alternate Director is able to attend to the business of the Bank, the Director shall appoint a Temporary Alternate Director to take his place. References in these By-Laws to Alternate Directors shall include Temporary Alternate Directors for their designated periods of service.

(e)	Directors and Alternate Directors shall serve without remuneration from the Bank, unless the Board of Governors shall decide otherwise.

(f)

The Board of Directors may make appropriate provision whereby each Director and Alternate Director shall be entitled to a reasonable allowance for travel expenses incurred in travelling officially to the place of any meeting of the Board of Directors, as specified in the notice of the meeting, and back.

(g)

In the case of official travel to the country or countries represented or in the case of an official mission for the Bank requested by the President, a Director or Alternate Director shall be entitled to a reasonable allowance for expenses which in the opinion of the Bank were incurred by him in travelling officially, with the concurrence of the Board of Directors.

(h)

Any Director or Alternate Director shall be entitled, in accordance with guidelines established by the Bank, to reimbursement of reasonable expenses which in the opinion of the Bank were incurred by him in connection with official Bank business.

(i)

The term “reasonable allowance” for expenses referred to in the above provisions shall include appropriate costs of travel and transportation and shall be based on the established policies and ceilings established by the Bank. Any Director or Alternate Director who requests reimbursement or compensation from the Bank for expenses he has incurred in connection with official Bank business, shall include in this request a statement to the effect that he has not received, nor will he receive, reimbursement or compensation for such expenses from any other source.

(j)	In the interest of the Bank, other appropriate arrangements consistent with these By-Laws and their purposes may be made in individual cases, as determined by the Board of Directors.

(k)	Each Director and Alternate Director shall observe the highest standards of integrity and ethics and be bound by Code of Conduct for Board Officials, including any sanctions for violations.

Section 11. President

The salary and any other terms of remuneration, and any allowances of the President, shall be determined by the Board of Governors and shall be included in his contract. The President may participate in such medical, pension, retirement and other plans as may be established for the staff of the Bank.

Section 12. Vice President(s)

The salary and any other terms of remuneration and any allowances, and the term of office, authority and functions, of the Vice-President(s) shall be determined by the Board of Directors and included in the relevant contract(s). The Vice President(s) may participate in such medical, pension, retirement and other plans as may be established for the staff of the Bank.

Section 13. Vacant Directorships

(a)

When a new Director has to be elected because of a vacancy arising in terms of paragraph 5(b) of Article 25 of the Articles of Agreement, the President shall notify the members which elected the former Director of the existence of the vacancy. The President may convene a meeting of the Governors of such countries for the exclusive purpose of electing a new Director; or he may request that candidates be nominated and conduct the election by any rapid means of communication. Successive ballots shall be cast, in accordance with the principles of Schedule B of the Articles of Agreement, until one of the candidates receives an absolute majority of the votes cast; and after each ballot the candidate with the smallest number of votes shall be dropped from the next ballot.

(b)	When a new Director is elected, each Alternate of the former Director shall continue in office until re-appointed or a successor is appointed.

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